Exhibit 10.9

Execution Version

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of April 9, 2007 and is entered into by and between RUBICON TECHNOLOGY, INC. a Delaware corporation, and each of its subsidiaries (hereinafter collectively referred to as “Borrower”), on the one hand, and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender” and collectively with any assignee, the “Lenders”), on the other hand.

RECITALS

A. Borrower has requested the Lenders to make available to Borrower a term loan in an aggregate principal amount of up to Twelve Million and No/100 DOLLARS ($12,000,000) (the “Term Loan”); and

B. Borrower has requested the Lenders to make available to Borrower a revolving facility in an aggregate principal amount of up to Four Million and No/100 DOLLARS ($4,000,000) (the “Revolving Loan”); and

C. The Lenders are willing to make the Term Loan and the Revolving Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and the Lenders agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1. Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Lenders, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or Investment Property and which is intended to perfect the Lenders’ security interest in any of the Collateral.

“Advance(s)” means a Term Loan Advance and/or a Revolving Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Hercules in substantially the form of Exhibit A.

“Agreement” means this Loan and Security Agreement, as the same may from time to time be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Availability Termination Date” means December 31, 2007; provided, however, if Borrower achieves EBITDA equal to or greater than $1,200,000 for the 2007 fiscal year period, the calculation of which will be attached to a Compliance Certificate and delivered on or before January 25, 2008, the Availability Termination Date means April 30, 2008.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Borrowing Base” is (a) 85% of Eligible Accounts plus (b) 60% of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value), in each case as determined by Lenders from Borrower’s most recent Borrowing Base Certificate; provided, however, that the Lenders may decrease the foregoing percentages in their good faith business judgment based on events, conditions, contingencies, or risks which, as determined by the Lenders, may adversely affect Collateral.

“Borrowing Base Certificate” means a borrowing base certificate substantially in the form of Exhibit H.

“Cash” means all cash and liquid funds.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include (x) endorsements for collection or deposit in the ordinary course of business or (y) product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“EBITDA” shall mean, for any period, (a) Net Income plus (b) to the extent deducted in the calculation of Net Income, (i) Interest Expense, (ii) depreciation and amortization, (iii) income tax expense and (iv) write-offs due to decommissions of capital equipment.

“Eligible Accounts” means Accounts arising in the ordinary course of Borrower’s business. The Lenders reserve the right at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith credit judgment. Unless otherwise agreed by the Lenders, Eligible Accounts shall not include the following;

(a) Accounts that the account debtor has failed to pay in full within 90 days of invoice date;

(b) Accounts owing by an account debtor, including its Affiliates, whose total obligations to Borrower exceed 30% of all Accounts, in each instance to the extent those obligations exceed that percentage, except as approved by the Lenders;

(c) Accounts owing by an account debtor, including its Affiliates, 25% of whose Accounts the account debtor has failed to pay within 90 days of invoice date;

(d) Accounts owing by an account debtor that does not have its principal place of business in the United States except for the account debtors listed on Exhibit J hereto, as updated by Borrower from time to time and delivered to the Lenders;

(e) Accounts owing by an account debtor that Borrower owes money, goods and/or services or is otherwise obligated, but only to the extent of the potential amount owed but not including any amount potentially owed under product warranties provided by Borrower in the ordinary course of business;

(f) Accounts arising out of deferred revenue;

(g) Accounts owing by an affiliate of Borrower;

(h) Accounts that are the obligation of an account debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless the Lenders, in their sole discretion, have agreed to the contrary in writing and Borrower, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof;

(i) Accounts that arise with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor is or may be conditional;

(j) Accounts (i) upon which Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever other than customary rights of inspection or (ii) as to which Borrower is not able to bring suit or otherwise enforce its remedies against the account debtor through judicial process; and

(k) Accounts the collection of which the Lenders determine in their good faith credit judgment to be doubtful.

“Eligible Inventory” means as at the date of determination, all Inventory of the Borrower, except any Inventory that:

(a) is not subject to a first priority perfected security interest of the Lenders or is not owned by Borrower free and clear of all Liens and rights of others (except the Liens in favor of the Lenders);

(b) is not located at Borrower’s principal place of business (or any location permitted under Section 7.11);

(c) subject to Section 7.19, is located on premises with respect to which the Lenders have not received a Landlord Consent;

(d) is in transit;

(e) is covered by a negotiable document of title, unless such document and evidence of acceptable insurance covering such Inventory has been delivered to the Lenders;

(f) in the Lenders’ good faith credit judgment, is obsolete, unsalable, shopworn, damaged, unfit for further processing, is of substandard quality or is not of good and merchantable quality, free from any defects;

(g) consists of (i) discontinued items, (ii) slow-moving or excess items held in inventory, or (iii) used items held for resale;

(h) does not meet all standards imposed by any governmental authority, including with respect to its production, acquisition or importation (as the case may be);

(i) is placed by Borrower on consignment or held by Borrower on consignment from another Person;

(j) is held for rental or lease by or on behalf of Borrower;

(k) is produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in 29 U.S.C. § 215 or any successor statute or section;

(l) in any way fails to meet or violates any warranty, representation or covenant contained in this Agreement;

(m) is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties;

(n) requires the consent of any Person for the completion of manufacture, sale or other disposition of such Inventory by the Lenders following an Event of Default and such completion, manufacture or sale constitutes a breach or default under any contract or agreement to which Borrower is a party or to which such Inventory is or may become subject; or

(o) is not otherwise acceptable in the good faith discretion of the Lenders.

“Event of Default” has the meaning given to it in Section 9.

“Facility Charge” means $152,000.

“Financial Statements” has the meaning given to it in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Initial Public Offering” means the initial firm commitment underwritten offering of Borrower’s common stock pursuant to a registration statement under the Securities Act of 1933 filed with and declared effective by the Securities and Exchange Commission.

“Intellectual Property” means all Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Expense” shall mean, for any period, all interest expense on the Advances and other Indebtedness of Borrower and its Subsidiaries on a consolidated basis, including all commissions, discounts or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap and similar arrangements, amortization of debt expense and original issue discount and the interest portion of any deferred payment obligation (including leases of all types), calculated in accordance with the effective interest method.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person.

“Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Landlord Consent” landlord or mortgagee letter acceptable in form and substance to the Lenders.

“Lenders” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes, Account Control Agreements, Joinder Agreements, all UCC Financing Statements, the Warrants, the Landlord Consents, the Collateral Grant of Security Interest in Copyrights, the Trademark Security Agreement, the Patent Security Agreement and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, prospects or condition (financial or otherwise) of Borrower; or (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of the Lenders to enforce any of their rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or the Lenders’ Liens on the Collateral or the priority of such Liens.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.5.

“Maximum Revolving Loan Amount” means Four Million and No/100 Dollars ($4,000,000).

“Maximum Term Loan Amount” means Twelve Million and No/100 Dollars ($12,000,000).

“Net Income” shall mean, for any period, the net income (or loss) of Borrower and its Subsidiaries, without duplication, as determined in accordance with GAAP, provided that there shall be excluded: (i) extraordinary gains; (ii) the income of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any of its Subsidiaries, and the income of any Person, substantially all of the assets of which have been acquired in any manner, realized by such other Person prior to the date of acquisition; (iii) the income of any Person (other than a Subsidiary) in which Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income has been actually received by Borrower or any of its Subsidiaries in the form of cash dividends or similar cash distributions; (iv) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary; (v) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (vi) any gain arising from the acquisition of any security, or the extinguishment, under GAAP, of any Indebtedness, of Borrower or any of its Subsidiaries; (vii) any net income or gain (but not any net loss) during such period from (x) any restatement of the consolidated financial statements pursuant to a change in accounting principles in accordance with GAAP, (y) any prior period adjustments resulting from any change in accounting principles in accordance with GAAP or (z) any discontinued operations or the disposition thereof; and (ix) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary.

“Next Event” means the closing of Borrower’s next round of private equity financing of at least $3,000,000, which first becomes effective after the Closing Date.

“Note(s)” means a Revolving Note and/or Term Note.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Indebtedness” means: (a) Indebtedness of Borrower in favor of the Lenders arising under this Agreement or any other Loan Document; (b) Indebtedness existing on the Closing Date and disclosed in Schedule 1A; (c) Indebtedness of up to $500,000 outstanding at any time secured by a lien described in clause (vi) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (d) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (e) Indebtedness that also constitutes a Permitted Investment; (f) Indebtedness consisting of a loan to any Subsidiary that is not a Borrower in an amount not to exceed $100,000; (g) unsecured obligations to lessors of real estate leased by Borrower in the ordinary course of business in an amount not to exceed $5,000,000 in the aggregate and (h) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (a) Investments existing on the Closing Date disclosed in Schedule 1B; (b) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (iv) money market accounts; (c) Repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed $100,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (d) Investments accepted in connection with Permitted Transfers; (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (f) shall not apply to Investments of Borrower in any Subsidiary; (g) additional Investments that do not exceed $250,000 in the aggregate; and (h) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $2,000,000 in the aggregate in any fiscal year.

“Permitted Liens” means any and all of the following: (i) Liens existing on the Closing Date disclosed in Schedule 1C; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iii) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (iv) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (v) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vi) liens on Equipment constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (vi) of “Permitted Indebtedness”; and (vii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (vi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the normal course of business, (ii) licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business, or (iii) dispositions of worn-out or obsolete Equipment.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s common stock.

“Prepayment Event” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower or any Subsidiary, (ii) sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower or any Subsidiary in which the holders of Borrower or Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing at least more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower or Subsidiary is the surviving entity, (iii) sale or exchange of outstanding or newly issued shares (or similar transaction or series of related transactions) of Borrower or any Subsidiary in which the shares issued after the Closing Date would entitle the holders thereof (excluding all shares owned by such holders prior to the Closing Date) to 50% or more of the proceeds that would be distributed to holders of Preferred Stock assuming that proceeds available for distribution are sufficient only to provide a distribution to holders of Preferred Stock; (iv) sale, lease, license or transfer of any substantial part of the assets of Borrower or any Subsidiary; or (v) acquisition by Borrower or any Subsidiary of all or substantially all of the capital stock or assets of another Person, provided however, that in all cases a Subsidiary may be merged into Borrower or into another Subsidiary without constituting a “Prepayment Event.”

“Principal Amortization Date” means October 31, 2007; provided, however, that if Borrower achieves EBITDA equal to or greater than $500,000 for the fiscal quarter ending September 30, 2007 the Principal Amortization Date shall mean April 30, 2008.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Refinancing Commitment” a legally binding commitment from any non-Lender to provide debt financing to Borrower prior to Borrower entering into an agreement with such non-Lender debt provider.

“Revolving Commitment Termination Date” means the first to occur of (i) the day that is one week prior to the Revolving Loan Maturity Date or (ii) the occurrence of an Event of Default.

“Revolving Interest Rate” means for any day, the prime rate as reported in The Wall Street Journal plus 0.25%.

“Revolving Loan” has the meaning given to it in the preamble to this Agreement.

“Revolving Loan Advance” means any Revolving Loan funds advanced under this Agreement.

“Revolving Loan Maturity Date” means April 1, 2008.

“Revolving Note” means a Promissory Note in substantially the form of Exhibit B-2.

“Secured Obligations” means Borrower’s obligation to repay to the Lenders the Loan and all Advances (whether or not evidenced by any Note), together with all principal, interest, fees, charges, costs, professional fees and expenses, or other liabilities or obligations for monetary amounts owed by Borrower to the Lenders however arising, including the indemnity and insurance obligations in Section 6 and including such amounts as may accrue or be incurred before or after default or workout or the commencement of any liquidation, dissolution, bankruptcy, receivership or reorganization by or against Borrower, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties of any kind or nature, present or future, in each case, arising under this Agreement, the Notes, or any of the other Loan Documents, as the same may from time to time be amended, modified, supplemented or restated, whether or not such obligations are partially or fully secured by the value of Collateral.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term Loan” has the meaning given to it in the preamble to this Agreement.

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day, the prime rate as reported in The Wall Street Journal plus 3.375%.

“Term Loan Maturity Date” means December 31, 2010.

“Term Note” means a Promissory Note in substantially the form of Exhibit B-1.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Lenders’ Liens on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. Unless otherwise defined herein or in the other Loan Documents or the context indicates otherwise, capitalized terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

“Warrants” means, collectively, the warrants issued by Borrower in favor of each of the Lenders in connection with the Loan.

1.2. Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied.

SECTION 2. THE LOAN

2.1. Revolving Loan.

(a) Advances. Subject to the terms and conditions of this Agreement, Borrower may draw Revolving Loan Advances on or before the Revolving Commitment Termination Date in an aggregate principal amount of up to the lesser of the (i) Borrowing Base or (ii) the Maximum Revolving Loan Amount, provided each Revolving Loan Advance shall be in a minimum amount of $500,000. Revolving Loan Advances may be repaid and reborrowed at any time, without premium or penalty. If the aggregate Revolving Loan Advances at any time exceed the lesser of the (i) Borrowing Base or (ii) the Maximum Revolving Loan Amount, Borrower shall repay the amount of that excess to the Lenders within three (3) business days.

(b) Advance Request. To obtain a Revolving Loan Advance, Borrower shall complete, sign and deliver an Advance Request and a Borrowing Base Certificate to the Lenders at least three (3) business days prior to the requested Advance Date. The Lenders shall fund the Revolving Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Revolving Advance is satisfied as of the requested Advance Date.

(c) Interest. The principal balance of the Revolving Loan shall bear interest thereon from the initial Revolving Loan Advance Date, calculated at the floating Revolving Interest Rate per annum upon a year consisting of 360 days and payable for the actual number of days elapsed. Interest payments shall be due on the first day of each month.

(d) Payment. The entire principal balance of the Revolving Loan and all accrued interest and fees on or relating to the Revolving Loan shall be repaid in full on the Revolving Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense.

2.2. Term Loan.

(a) Advances. Subject to the terms and conditions of this Agreement, Lender will make, and Borrower agrees to draw, a Term Loan Advance in the amount of not less than $4,000,000 on the Closing Date. Commencing on the Closing Date, and continuing until the Availability Termination Date, Borrower may request additional Term Loan Advances in an aggregate amount up to the Maximum Term Loan Amount. Each Term Loan Advance shall be in a minimum amount of $500,000.

(b) Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver to the Lenders an Advance Request three (3) business days prior to the Advance Date and a Term Note on or before the Advance Date. The Lenders shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c) Interest. The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date, precomputed at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days in each month. The Term Loan Interest Rate for each Term Loan Advance will be floating, including during the period of amortization.

(d) Payment. Borrower will pay interest on each Advance in arrears on the first day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate principal balance that is (i) outstanding on the Principal Amortization Date or (ii) drawn thereafter, in each case, in equal monthly installments of principal on the first business day of each month thereafter until the Term Loan Maturity Date. The entire principal balance on the Term Loan and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense.

2.3. Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to the Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of principal outstanding on the Notes; second, after all principal is repaid, to the payment of the Lenders’ accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4. Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c) or 2.2(c), as applicable, plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c), 2.2(c) or Section 2.4, as applicable.

2.5. Prepayment. At its option, Borrower may prepay, in whole of in part, the outstanding Term Loan Advances by paying all accrued interest on such Term Loan Advance principal being prepaid, together with a prepayment charge equal to the following percentage of the Term Loan Advance amount being prepaid: if such Term Loan Advance amounts are prepaid in any of the first 12 months following the Closing Date, 3%; in months 13 - 24, 2%; and thereafter, 1% (each, a “Prepayment Charge”); provided, however, that if the Lenders refuse to provide financing to Borrower on substantially the same terms of a Refinancing Commitment, the Prepayment Charge for the Term Loan Advances being prepaid concurrently with the closing of the debt facility contemplated by the Refinancing Commitment (which, for purposes of this proviso, shall not exceed the amount of such Refinancing Commitment) shall be equal to the following percentage of such amount being prepaid: in months 1-3, 3%; in months 4 - 12, 2%; and thereafter, 1%. Borrower agrees that the Prepayment Charge is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Term Loan Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest upon a Prepayment Event and may prepay all or any portion of the outstanding amount of principal and accrued interest at any time after the completion of an Initial Public Offering; and no Prepayment Charge will be required in either event.

SECTION 3. SECURITY INTEREST

3.1. As security for the prompt, complete and indefeasible payment when due (whether on the Payment Dates or otherwise) of all the Secured Obligations, Borrower grants to each of the Lenders a security interest in all of Borrower’s personal property now owned or hereafter acquired, including the following (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Accounts; (f) Inventory; (g) Investment Property; (h) Deposit Accounts; (i) Cash; (j) Goods and other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located; and (k) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of the Lenders to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1. Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to the Lenders the following:

(a) executed originals of the Loan Documents, Account Control Agreements, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably required by the Lenders to effectuate the transactions contemplated hereby or to create and perfect the Liens of the Lenders with respect to all Collateral, in all cases in form and substance reasonably acceptable to the Lenders;

(b) certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrants and transactions evidenced thereby;

(c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d) a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e) payment of the Facility Charge and reimbursement of the Lenders’ current expenses reimbursable pursuant to Section 11.11, which amounts may be deducted from the initial Advance; and

(f) such other documents as the Lenders may reasonably request; provided, that such documents do not impose additional requirements or conditions on Borrower or its rights or obligations hereunder.

4.2. All Advances. On each Advance Date:

(a) Each Lender shall have received (i) an Advance Request and a Note for the relevant Advance as required by Section 2.1(b) or 2.2(b), as applicable, each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents the Lenders may reasonably request.

(b) The representations and warranties set forth in this Agreement and in Section 5 and in the Warrants shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3. No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents, warrants and agrees that:

5.1. Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C.

5.2. Collateral. Borrower owns all right, title and interest in and to the Collateral, free of all Liens whatsoever, except for Permitted Liens. Borrower has the full power and authority to grant and convey to the Lenders a Lien in the Collateral as security for the Secured Obligations, free of all other Liens other than Permitted Liens. All of Borrower’s Inventory is in all material respects of good and marketable quality, free from material defects.

5.3. Consents. Borrower’s execution, delivery and performance of the Notes, this Agreement and all other Loan Documents, and Borrower’s execution of the Warrants, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate of Incorporation, bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4. Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing, and Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5. Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any business, property or rights of Borrower (i) which involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

5.6. Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any indenture or other agreement, contract or instrument evidencing indebtedness, or any other material agreement, contract or instrument to which it is a party or by which it or any of its properties or assets are or may be bound and for which such default would reasonably be expected to result in a Material Adverse Effect.

5.7. Information Correct. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to the Lenders in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

5.8. Tax Matters. Except as described on Schedule 5.8, (a) Borrower has filed all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9. Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property. Except as described on Schedule 5.9, each of the material Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property that is owned by Borrower has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses and other licenses which if terminated could not reasonably be expected to result in a Material Adverse Effect), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10. Intellectual Property. Except as described on Schedule 5.10, Borrower’s Intellectual Property constitutes all rights used in or necessary in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, Borrower has the right to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11. Borrower Products. Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. There is no outstanding or, to the knowledge of Borrower, threatened, dispute or disagreement of which Borrower is aware with respect to any contract, license or agreement between Borrower and any third party related to the Intellectual Property. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. Neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12. Financial Accounts. Schedule 5.12 and Exhibit E are a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13. Employee Loans. Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party, greater than $50,000 in the aggregate.

5.14. Capitalization. Borrower’s capitalization is set forth on Schedule 5.14 annexed hereto. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments. Attached as Schedule 5.14 hereto is a true, correct and complete list of each Subsidiary, and all information set forth on Schedule 5.14 is true, correct and complete.

5.15. Eligible Accounts. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct (except for any good faith immaterial errors promptly corrected when discovered) and all such invoices, instruments and other documents, and all of Borrower’s books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent insolvency proceeding of any Account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.16. Rubicon Worldwide, Inc. Rubicon Worldwide, Inc. generates no material receivables and owns no material assets.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1. Coverage. So long as there are any Secured Obligations outstanding, Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of Two Million Dollars ($2,000,000.00) of commercial general liability insurance for each occurrence, which may include coverage under an umbrella liability policy. Borrower has and agrees to maintain a minimum of $5,000,000 of directors and officers’ insurance for each occurrence, and $10,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, subject to such coverage being available and not including risks not customarily insured against in the area of the Collateral, such as earthquake coverage in Chicago, in an amount not less than the full replacement cost of the Collateral. Borrower shall also carry and maintain a fidelity insurance policy in an amount not less than $50,000; provided, that if Borrower establishes foreign facilities, as otherwise expressly permitted herein, Borrower shall carry and maintain a fidelity insurance policy in an amount not less than $500,000.

6.2. Certificates. Borrower shall deliver to the Lenders certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state that the Lenders is an additional insured for commercial general liability, an additional insured and a loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for fidelity insurance, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to the Lenders of cancellation or any other change adverse to the Lenders’ interests. Any failure of the Lenders to scrutinize such insurance certificates for compliance is not a waiver of any of the Lenders’ rights, all of which are reserved.

6.3. Indemnity. Borrower shall and does hereby indemnify and hold each of the Lenders and the officers, directors, employees, agents, in-house attorneys, representatives and shareholders of each Lender harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by such Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting solely from such Lender’s gross negligence or willful misconduct. Borrower agrees to pay, and to save each of the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of a Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1. Financial Reports. Borrower shall furnish to the Lenders the Compliance Certificate in the form of Exhibit F monthly within 25 days after the end of each month (except as specified in Section 7.1(d)) and the financial statements listed hereinafter, each prepared in accordance with GAAP, consistently applied (the “Financial Statements”) all of which shall be kept confidential by Lenders pursuant to Section 11.2 of this Agreement:

(a) as soon as practicable (and in any event within 25 days) after the end of each month, unaudited interim financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer;

(b) as soon as practicable (and in any event within 25 days) after the end of each calendar quarter, unaudited interim financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer;

(c) as soon as practicable (and in any event within one hundred twenty (120) days) after the end of each fiscal year, (i) unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to each of the Lenders, accompanied by any management report from such accountants;

(d) so long as the Revolving Loan is outstanding, as soon as practicable (and in any event within fifteen (15) days) after the end of each month, a Compliance Certificate attaching a Borrowing Base Certificate and (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger, and (D) monthly reports for Inventory at the lower of cost or market (in accordance with GAAP)

(e) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its Series E Preferred Stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(f) at the same time and in the same manner as it gives to its directors, copies of all notices, minutes, consents and other materials that Borrower provides to its directors in connection with meetings of the Board of Directors, and within 30 days after each such meeting, minutes of such meeting not including matters subject to attorney-client or other privilege or matters pertaining to the relationship with Borrower; and

(g) budgets, operating plans and other financial information reasonably requested by either of the Lenders.

The executed Compliance Certificate may be sent via facsimile to the Lenders at (866) 468-8916 and (617) 261-6551, attention Roy Liu, or via e-mail to financialstatements@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent (i) via e-mail to financialstatements@herculestech.com with a copy to rliu@herculestech.com, provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to: (866) 468-8916, attention Chief Credit Officer, reference “Rubicon”.

7.2. Management Rights. Borrower shall permit any representative that the Lenders authorize, including their attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours in either case, not more often than twice per year unless an Event of Default has occurred and is continuing. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, each of the Lenders shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted the Lenders shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by either of the Lenders with respect to any business issues shall not be deemed to give such Lender, nor be deemed an exercise by such Lender of, control over Borrower’s management or policies.

7.3. Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with either of the Lenders, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to the Lenders’ Liens on the Collateral. Borrower shall from time to time procure any instruments or documents as may be requested by either of the Lenders, and take all further action that may be necessary or desirable, or that either of the Lenders may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes each of the Lenders to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in a Lender’s name or in the name of a Lender as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and the Lenders’ Liens thereon against all Persons claiming any interest adverse to Borrower or either of the Lenders.

7.4. Compromise of Agreements. Borrower shall not (a) grant any material extension of the time of payment of any of the Receivables or General Intangibles, (b) to any material extent, compromise, compound or settle the same for less than the full amount thereof, (c) release, wholly or partly, any Person liable for the payment thereof in excess of $50,000 in the aggregate, or (d) allow any credit or discount whatsoever thereon other than trade discounts granted by Borrower in the ordinary course of business of Borrower. Borrower must promptly notify Lender of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000).

7.5. Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness.

7.6. Collateral. Borrower shall at all times keep the Collateral and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lenders prompt written notice of any legal process affecting the Collateral, such other property and assets, or any Liens thereon. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lenders prompt written notice of any legal process affecting such Subsidiary’s assets.

7.7. Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8. Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest except as expressly permitted by subsection (c) of the definition of Permitted Investment, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.9. Transfers. Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.10. Taxes. Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, either of the Lenders or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11. Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to the Lenders. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to the Lenders; and (ii) such relocation shall be within the continental United States. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to each of the Lenders, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to the Lenders; provided, however, that Borrower may, without consent from the Lenders but with notice to the Lenders, lease a facility outside the continental United States and locate up to $2,000,000 of Equipment and Inventory at such location upon delivery of a lease assignment acceptable to Lenders in their reasonable discretion. Borrower or any applicable Subsidiary shall provide prompt written notice to Lenders of any change in Borrower’s or such Subsidiary’s chief executive officer or chief financial officer.

7.12. Payments. The Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Debit Authorization Agreement in the form of Exhibit I on each Payment Date of all periodic obligations payable to the Lenders under each Note or Advance.

7.13. Deposit Accounts. Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which the Lenders have a perfected security interest in each such account.

7.14. Subsidiaries. Borrower shall notify the Lenders of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Subsidiary to execute and deliver to the Lenders a Joinder Agreement.

7.15. Accounts and Inventory. Borrower shall notify Lender promptly of any event or circumstance which to Borrower’s knowledge would cause Lender to consider any then existing Account or Inventory as no longer constituting an Eligible Account or Eligible Inventory, as the case may be. Borrower shall keep all Inventory in good and marketable condition, free from material defects.

7.16. Audits. Upon seven (7) calendar days notice and no more than twice (2) a year, unless an Event of Default has occurred, in which case such limitations do not apply, any of the Lenders’ officers, employees, representatives or agents shall have the right, at any time during normal business hours, to verify the validity, amount or any other matter relating to any Accounts, Inventory or any other Collateral of the Borrower. Borrower shall cooperate fully with the Lenders in an effort to facilitate and promptly conclude such verification process.

7.17. Minimum EBITDA. Borrower shall maintain a minimum EBITDA of $1.00, measured quarterly on a trailing 6 month basis.

7.18. Rubicon Worldwide, Inc. Dissolution. Borrower shall not transfer any assets to Rubicon Worldwide, Inc. and shall dissolve and wind-up such Subsidiary on or before April 17, 2007.

7.19. Landlord Consents. Notwithstanding subsection (c) of the definition of Eligible Inventory, (i) Borrower shall not be required to deliver a Landlord Consent for the property located at 9931 Franklin Avenue, Franklin Park, Illinois 60131 and (ii) Borrower shall deliver a Landlord Consent for the property located at 9901-9923 Franklin Avenue, Franklin Park, Illinois 60131 on or before April 20, 2007.

SECTION 8. RIGHT TO PURCHASE STOCK

8.1. Lender or its assignee or nominee shall have the right, in its discretion, to purchase shares of Borrower’s securities having an aggregate purchase price of up to $500,000 in the Next Event on the same terms and conditions afforded to other investors in the Next Event.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1. Payments. Borrower fails to pay any amount due under this Agreement, the Notes or any of the other Loan Documents within two (2) days of the due date; or

9.2. Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, the Notes, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.5, 7.6, 7.7, 7.8, 7.9 or 7.17) such default continues for more than ten (10) days after the earlier of the date on which (i) the Lenders have given notice of such default to Borrower and (ii) the Chief Executive Officer or Chief Financial Officer of Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.5, 7.6, 7.7, 7.8, 7.9 or 7.17, the occurrence of such default; or

9.3. Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

9.4. Other Loan Documents. The occurrence of any default under (i) any Loan Document not otherwise specifically referenced in this Section 9 or (ii) any other agreement between Borrower and the Lenders and such default continues for more than ten (10) days after the earlier of (a) the Lenders have given notice of such default to Borrower, or (b) the Chief Executive Officer or Chief Financial Officer of Borrower has actual knowledge of such default; or

9.5. Representations. Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect; or

9.6. Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall admit in writing its inability to pay its debts as they become due, or its inability to pay or perform under the Loan Documents; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees, or becomes insolvent; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) thirty (30) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.7. Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $300,000, or Borrower is enjoined or in any way prevented by court order from conducting any material part of its business; or

9.8. Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any obligation in excess of $300,000 or that, when aggregated with any other such defaults, would reasonably be expected to have a Material Adverse Effect.

SECTION 10. REMEDIES

10.1. General. Upon and during the continuance of any one or more Events of Default, (i) Lenders may, at their option, accelerate and demand payment of all or any part of the Secured Obligations and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6, the Notes and all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lenders may notify any of Borrower’s account debtors to make payment directly to Lenders, compromise the amount of any such account on Borrower’s behalf and endorse a Lender’s name without recourse on any such payment for deposit directly to such Lender’s account. Lenders may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to Lenders under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All of the Lenders’ rights and remedies shall be cumulative and not exclusive.

10.2. Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, either Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as such Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Either Lender may require Borrower to assemble the Collateral and make it available to such Lender at a place designated by such Lender that is reasonably convenient to such Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by the Lenders in the following order of priorities:

First, to the Lenders in an amount sufficient to pay in full the Lenders’ respective costs and professionals’ and advisors’ fees and expenses as described in Section 11.12;

Second, to the Lenders in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as the Lenders may choose in their sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Each Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3. No Waiver. Neither Lender shall be under any obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require either Lender to marshal any Collateral.

10.4. Cumulative Remedies. The rights, powers and remedies of the Lenders hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of the Lenders.

SECTION 11. MISCELLANEOUS

11.1. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2. Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to the Lenders:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer and Roy Liu
400 Hamilton Ave., Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Telephone: 650-289-3068

(b)	If to Borrower:

RUBICON TECHNOLOGY, INC.
Attention: Chief Financial Officer
9931 Franklin Avenue
Franklin Park, Illinois 60131
Facsimile: 847-233-0177
Telephone: 847-295-7000

or to such other address as each party may designate for itself by like notice.

11.3. Entire Agreement; Amendments. This Agreement, the Notes, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including the Lenders’ revised proposal letter dated February 28, 2007). None of the terms of this Agreement, the Notes or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

11.4. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5. No Waiver. The powers conferred upon the Lenders by this Agreement are solely to protect their respective rights hereunder and under the other Loan Documents and their respective interests in the Collateral and shall not impose any duty upon either of the Lenders to exercise any such powers. No omission or delay by either of the Lenders at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which such Lender is entitled, nor shall it in any way affect the right of such Lender to enforce such provisions thereafter.

11.6. Survival. All agreements, representations and warranties contained in this Agreement, the Notes and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of the Lenders and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7. Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement, the Notes or any of the other Loan Documents without each of the Lenders’ express prior written consent, and any such attempted assignment shall be void and of no effect. Either Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of such Lender’s successors and assigns.

11.8. Governing Law. This Agreement, the Notes and the other Loan Documents have been negotiated and delivered to the Lenders in the State of California, and shall have been accepted by the Lenders in the State of California. Payment to the Lenders by Borrower of the Secured Obligations is due in the State of California. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9. Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Notes or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.3, and shall be deemed effective and received as set forth in Section 11.3. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10. Mutual Waiver of Jury Trial / Judicial Reference.

(a) THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

(b) If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties elect to proceed under the judicial reference provision set forth below.

(c) With the exception of the items specified in clause (d), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Lenders’ Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Lenders’ Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

(d) The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(e) The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(f) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(g) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(h) Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(i) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(j) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(k) THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LENDERS’ DOCUMENTS.

11.11. Professional Fees. Borrower promises to pay the Lenders’ fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by either of the Lenders after the Closing Date in connection with or related to: (a) the administration, collection, or enforcement of the Loan; (b) the amendment or modification of the Loan Documents; (c) any waiver, consent, release, or termination under the Loan Documents; (d) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (e) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (f) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing the Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof. Notwithstanding the foregoing, Borrower shall not be obligated to pay any costs or expenses associated with the assignment of the Loan.

11.12. Confidentiality. The Lenders acknowledge that certain items of Collateral and information provided to the Lenders by Borrower are confidential and proprietary information of Borrower, if and to the extent such information is marked as confidential by Borrower at the time of disclosure (the “Confidential Information”). In handling any Confidential Information, each Lender and all employees and agents of such Lender shall exercise the same degree of care that such Lender exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of such Lender in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order after notice to Borrower as soon as possible after Lender’s receipt thereof in order to allow Borrower an opportunity to object to such disclosure or seek a protective order, (iv) as may be required in connection with the examination, audit or similar investigation of such Lender and (v) as such Lender may determine in connection with the enforcement of any remedies hereunder. Confidential Information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of a Lender when disclosed to such Lender, or becomes part of the public domain after disclosure to such Lender through no fault of such Lender; or (b) is disclosed to such Lender by a third party, provided such Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

11.13. Assignment of Rights. Borrower acknowledges and understands that either Lender may sell and assign all or part of its interest hereunder and under the Note(s) and Loan Documents to any person or entity (an “Assignee”); provided, that Lender may not sell, assign or otherwise transfer such interest to an Assignee if the Assignee or any of its affiliates is a competitor, significant supplier or customer of Borrower or an affiliate thereof. After such assignment the term “Lender” or “Lenders” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of a Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, the assigning Lender shall retain all rights, powers and remedies hereby given. No such assignment by a Lender shall relieve Borrower of any of its obligations hereunder. Each Lender agrees that in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14. Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from a Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to a Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, such Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to the Lenders in Cash.

11.15. Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16. No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than the Lenders and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lenders and Borrower.

11.17. Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to the Lenders by reason of Borrower’s failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable by the Lenders. If either Lender institutes any action or proceeding to specifically enforce the provisions hereof, any Person against whom such action or proceeding is brought hereby waives the claim or defense therein that such Lender has an adequate remedy at law, and such Person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

11.18. Publicity. The Lenders may use Borrower’s name and logo, and include a brief description of the relationship between Borrower and the Lenders, in the Lenders’ respective marketing materials.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:	RUBICON TECHNOLOGY, INC.

	Signature:	/s/ Raja M. Parvez
	Print Name:	Raja M. Parvez
	Title:	President

Accepted in Palo Alto, California:

LENDER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	Signature:	/s/ Scott Harvey
	Print Name:	Scott Harvey
	Title:	Chief Legal Officer